Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Agrees to Acquire
Oilfield Service Assets from Diamondback Holdings, LLC
INDIANA, PENNSYLVANIA – (PR Newswire) – September 15, 2008 – Superior Well Services, Inc. (NASDAQ:SWSI) (“Superior”) today announced that it entered into a definitive asset purchase agreement to acquire certain oilfield service assets from Diamondback Holdings, LLC (“Diamondback”), a privately-owned company. Pursuant to the terms of the agreement, Superior will acquire Diamondback’s pressure pumping, fluid logistics and completion, production and rental tools business lines for $270.0 million in cash, subject to certain closing adjustments. The purchased business lines produced revenue of $241.0 million for the trailing twelve month period ended June 30, 2008. Superior will provide details of the funding at a later date and expects this transaction will close in the fourth quarter of 2008, subject to customary closing conditions and regulatory approvals.
As part of the acquisition, Superior will acquire an additional 128,000 of stimulation horsepower, 105 fluid hauling transports and trucks, 400 frac tanks and six water disposal wells. After the transaction, Superior will operate a total of 416,000 of stimulation horsepower, an increase of 44% percent from the quarter ended June 30, 2008.
David Wallace, Chief Executive Officer, said: “This is an exciting transaction for Superior and we’re thrilled to add such a high-quality group of employees and assets. Once the Diamondback assets are fully incorporated into Superior’s operations, we expect this acquisition to be accretive to net income and cash flow on a per share basis in 2009. Our acquisition of assets from Diamondback enables Superior to strategically increase market share without bringing additional capacity to the pressure pumping industry and provides us the opportunity to provide a broader array of wellbore services to both new and existing customers. The majority of pressure pumping equipment being acquired from Diamondback is less than three years old and was built by many of the same suppliers we use, easing integration. In addition to the reduction of shared overhead costs, we believe profit upside exists from combining Diamondback’s high-quality assets with our geographically diversified operations. Further, Diamondback’s existing service centers have limited territorial overlap with Superior’s existing service centers, which we expect will allow us to rapidly increase our operational footprint while retaining key personnel and the customer relationships they have worked hard to establish.”
The assets that Superior is purchasing from Diamondback are operating in the Anadarko, Arkoma, and Permian Basins, as well as the Barnett Shale, Woodford Shale, West Texas, Southern Louisiana and the Texas Gulf Coast.
Jefferies & Company, Inc. served as exclusive financial advisor to Superior, and Vinson & Elkins LLP served as its legal counsel.

About Superior Well Services
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company that offers a complete suite of pressure pumping, down-hole surveying and completion services to its customers in every major oil and gas basin from the Appalachia Basin to the Rocky Mountains. The company provides its services through 26 service centers located in Cottondale, Alabama; Van Buren, Arkansas; Brighton and Trinidad, Colorado; Bossier City, Louisiana; Gaylord, Michigan; Columbia, Mississippi; Wooster, Ohio; Artesia and Farmington, New Mexico; Williston, North Dakota; Hays, Kansas; Cleveland, Clinton, Enid and Hominy, Oklahoma; Bradford, Black Lick and Mercer, Pennsylvania; Alvarado, Texas; Vernal, Utah; Norton, Virginia; Buckhannon, Jane Lew and Kimball, West Virginia; as well as Rock Springs, Wyoming.
Forward-Looking Statements
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, difficulties in managing our growth strategy and successfully integrating acquisitions of other assets and businesses, overcapacity in our industry, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.